Exhibit 99.1

NAUTILUS, INC. REPORTS RESULTS FOR THE FOURTH QUARTER AND FULL YEAR 2018

VANCOUVER, WASHINGTON, February 25, 2019 - Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the fourth quarter and full year ended December 31, 2018.

Net sales for the fourth quarter of 2018 totaled $115.4 million, a decrease of 9.7% compared to $127.8 million in the same quarter of 2017. The decrease in net sales was driven by a 30.3% decline in the Direct segment partially offset by 16.1% growth in the Retail segment, compared to the same quarter of the prior year, reflecting double-digit growth in the mass retail channel and modest gains in the international and specialty and commercial channels. Direct segment sales were primarily impacted by lower Bowflex Max Trainer® product sales, partially offset by increased sales of the recently introduced Bowflex® LateralX® trainer and strength products. Royalty revenue in the fourth quarter of 2018 increased to $1.0 million compared to $0.6 million in the same quarter of the prior year due to revenue collected in connection with a trademark infringement claim. For the full year 2018, net sales were $396.8 million, down 2.3% compared to 2017. Gross margins for the fourth quarter of 2018 were 44.0% versus 48.9% for the same period of 2017, reflecting a shift in segment revenue mix from Direct to Retail, coupled with a decline in Direct margins related to unfavorable product mix. Gross margins in the Retail segment increased by 220 basis points to 31.7%.

Operating income for the fourth quarter of 2018 was $2.7 million compared to $6.4 million in the same period of the prior year due to the decline in Direct segment net sales and the lower gross margin, partially offset by increases in net sales and gross margin in the Retail segment. Additionally, the fourth quarter of 2017 included an $8.8 million non-cash intangible impairment charge. Operating expenses for the fourth quarter of 2018 were 41.6% of revenue versus 43.9% in the same period of 2017. Operating expenses declined by $8.0 million due to the aforementioned intangible impairment in the same quarter of the prior year, partially offset by increased general and administrative costs. For the full year 2018, operating income was $20.8 million compared to $36.3 million in the prior year.

Income from continuing operations for the fourth quarter of 2018 was $1.5 million, or $0.05 per diluted share, compared to income from continuing operations of $8.5 million, or $0.28 per diluted share in the prior year quarter. The tax rate for the fourth quarter of 2018 increased from -32.2% in the fourth quarter of 2017 to 46% primarily due to $0.6 million of state-related adjustments and state valuation allowances. The tax rate of -32.2% for the fourth quarter of 2017 reflected a tax benefit related to a change in United States tax law at the end of 2017. Income from continuing operations for the full year 2018 totaled $15.1 million, or $0.50 per diluted share, compared to $27.6 million, or $0.89 per diluted share in the prior year. EBITDA from continuing operations for the fourth quarter of 2018 totaled $5.0 million versus $8.9 million in the same quarter of the prior year. For the full year of 2018, EBITDA from continuing operations totaled $30.0 million compared to $45.2 million for the prior year.

Bruce M. Cazenave, Chief Executive Officer, stated, “While there were pockets of growth and profit improvement, the overall results for the quarter were clearly below our expectations. Our Direct segment's disappointing results more than offset the strong Retail growth primarily due to much slower than expected sales of our refreshed Max Trainer product line launched in November which now incorporates an innovative digital personalized coaching platform called Max IntelligenceTM. We partially attribute the reduced sales of the Max Trainer product to low consumer awareness and understanding of this added digital capability which delivers a greatly enhanced consumer experience. The negative impact of slow initial traction of the Max Intelligence platform was magnified because the launch coincided with the critical holiday and fitness season, but there were many valuable lessons during these first two months of introduction. Importantly, given that the feedback from purchasers is generally very positive, we continue to believe that this platform and the unique personalization of the fitness experience it provides is unlike anything in the market today and will resonate with a broad base of consumers as awareness continues to build. The current obstacles we have can be overcome and our team is hard at work revamping the marketing message and media spending strategy with plans to relaunch in a significant way as soon as possible this year. Given what we now know and are able to do going forward, we have added confidence and will continue to aggressively invest in building out this platform across additional modalities during 2019.”

Mr. Cazenave continued, “As we enter 2019, we have implemented a number of initiatives to further strengthen our business. We have a solid cash flow business model and strong balance sheet that enables us to better educate the consumer on the many benefits of our offerings through robust marketing and with significant multi-media support. We have a healthy new product introduction schedule for 2019 across all channels and have recently acquired additional development assets, including the RunSocial® platform, as well as secured strategic relationships with key partners, such as Samsung Electronics America, Feed.fm and Vi Technologies. We expect that these investments and partnerships will deliver significant enhancements to our digital platform across all facets of its individualized customer coaching experience including visuals, music, and voice, and should further expand our product reach and potential subscription base. We are focused on improving earnings and operating margins for the future and have taken several steps in 2019 to help achieve this goal, including a workforce reduction, broad cost containment controls, and value engineering initiatives. There is also added focus on simplification to improve process efficiency and rescale our operations to be more profitable while we drive to restore growth to our Direct sales base. As for the near-term outlook, our sales in the Direct segment and the mass retail channel will be challenged in the first half of the year. Until we complete the revamping of the marketing plan in Direct, we anticipate that the recent sales weakness experienced in the segment will continue through most of the first half of 2019. Additionally, despite the strength of our mass retail channel sell-through in Q4 2018, there are significantly higher than anticipated inventories in the channel that need to be drawn down in the first quarter of 2019. At this time we are not providing specific guidance but will provide ongoing updates on the progress of our major initiatives as the year progresses. We have navigated through setbacks like this before and have come out stronger afterwards. Our goal in 2019 is to do it again, and we intend to utilize our many strengths including strong brands, technologies, talent, and ability to adapt and execute well.”

For further information, see "Results of Operations Information" attached hereto.

Segment Results

Net sales for the Direct segment were $49.9 million in the fourth quarter of 2018, a decrease of 30.3% over the comparable period of the prior year, primarily due to a decline of Max Trainer® product line sales. Sales of the recently launched Bowflex® LateralX® trainer, and strength products partially offset the decline. For the full year 2018, net sales for the Direct segment were $184.9 million, a decrease of 15.7% over the prior year, reflecting a decline in Max Trainer® and TreadClimber® product line sales.

Operating loss for the Direct segment was $3.8 million for the fourth quarter of 2018 compared to operating income of $11.8 million in the fourth quarter of 2017. The decrease reflected lower net sales and lower gross margin rates coupled with an increase in media spending. Gross margin for the Direct business was 58.7% for the fourth quarter of 2018, compared to 63.4% in the fourth quarter of the prior year. The gross margin decline reflected a shift in product mix, along with unfavorable overhead absorption related to the lower net sales.

Net sales for the Retail segment were $64.4 million in the fourth quarter of 2018, an increase of 16.1% over the fourth quarter of the prior year. The increase in sales reflected growth in mass retail and modest gains in the international and specialty and commercial channels across multiple product categories. For the full year 2018, net sales for the Retail segment totaled $208.1 million, an increase of 13.2% over the prior year, reflecting double-digit growth in mass retail accounts and growth in specialty and commercial accounts.

Operating income for the Retail segment was $11.3 million for the fourth quarter of 2018, an increase of 60.2% compared to operating income of $7.1 million in the fourth quarter of 2017. Retail gross margin was 31.7% in the fourth quarter of 2018, compared to 29.5% in the same quarter of the prior year due to decreases in product costs related to favorable exchange rates.

For further information, see "Segment Information" attached hereto.

Balance Sheet

As of December 31, 2018, the Company had cash and marketable securities of $63.5 million and debt of $32.0 million, compared to cash and marketable securities of $85.2 million and debt of $48.0 million at year end 2017. During the full year of 2018, the Company purchased $13.0 million of stock in the open market as part of its previously announced stock repurchase program, including $8.0 million of repurchases in the fourth quarter of 2018. Working capital of $76.6 million as of December 31, 2018 was $14.5 million lower than the 2017 year-end balance of $91.1 million, primarily due to a $21.7 million decrease in cash and marketable securities. Inventory as of December 31, 2018 was $68.5 million, compared to $53.4 million as of December 31, 2017. The increase in inventory was due to the lower than expected sales and a strategic inventory buildup to mitigate supply chain uncertainties due to potential international tariffs.

For further information, see "Balance Sheet Information" attached hereto.

Technology Investments and Strategic Partnerships

As part of our capital deployment strategy, we have made multiple strategic investments which we expect will enhance and accelerate our ability to develop and commercialize the next stages of our digital platform.

In December 2018, Nautilus acquired the assets, trademarks, and intellectual property related to the RunSocial® software platform. The RunSocial platform delivers a mixed-reality experience to cardio product users in which they can walk, run, or bike at their own pace through scenic locations around the world. The RunSocial platform provides a unique, immersive experience to the user, utilizing 360-degree high definition video. This platform is already in use and is compatible with several Nautilus product offerings. Key elements of the RunSocial platform's capabilities have also been incorporated as enhancements to our Max Intelligence™ digital subscription.

Also during the first quarter of 2019, Nautilus made an investment in Feed.fm and signed a strategic development partnership agreement with Vi Technologies Inc., each an emerging technology company. We assumed a minority equity position in Feed.fm, a leader in delivering customized and curated music content within fitness. We believe that music is a key differentiator when fulfilling our promise of an individualized workout experience. Feed.fm is the engine behind our Bowflex Radio capability which is now part of the Max Intelligence platform. We also entered into a joint development agreement with Vi Technologies, which has developed and marketed an advanced artificial intelligence engine used to deliver real-time, personalized voice coaching to runners. Our partnership with Vi allows us access to technology that can extend well beyond running and should accelerate our efforts to expand our digital platform across more modalities while delivering on the promise of individualized coaching experiences. Finally, our already strong strategic partnership with Samsung Electronics America continues to build on a number of levels including technical development and exploring mutually beneficial co-marketing opportunities.

Conference Call

Nautilus will host a conference call at 4:30 p.m. ET (1:30 p.m. PT) on Monday, February 25, 2019 to discuss the Company’s operating results for the fourth quarter and full year ended December 31, 2018. The call will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (800) 289-0438 in North America and international listeners may call (323) 794-2423. Participants from the Company will include Bruce M. Cazenave, Chief Executive Officer, Sid Nayar, Chief Financial Officer, and William B. McMahon, Special Assistant to the Chief Executive Officer.

A telephonic playback will be available from 7:30 p.m. ET, February 25, 2019 through 11:59 p.m. ET, March 11, 2019. Participants can dial (844) 512-2921 in North America and international participants can dial (412) 317-6671 to hear the playback. The passcode for the playback is 3163221.

Non-GAAP Presentation

In addition to disclosing results determined in accordance with GAAP, Nautilus has presented EBITDA from continuing operations, a non-GAAP financial measure, for the three and twelve months ended December 31, 2018 and 2017.

The Company defines EBITDA from continuing operations as its income from continuing operations, adjusted to exclude interest expense (income), income tax expense of continuing operations, and depreciation and amortization expense. The Company uses EBITDA from continuing operations in evaluating its operating results and for financial and operational decision-making purposes such as budgeting and establishing operational goals. The Company believes that EBITDA from continuing operations helps identify underlying trends in its business that could otherwise be masked by the effect of the items that are excluded from EBITDA from continuing operations and enhances the overall understanding of the Company’s past performance and future prospects. The Company presents EBITDA from continuing operations as a complement to results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP. The Company strongly encourages you to review all of its financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

For a quantitative reconciliation of our non-GAAP financial measures to the most comparable GAAP measures, see "Reconciliation of Non-GAAP Financial Measures" included with this release.

About Nautilus, Inc.

Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global fitness solutions company that believes everyone deserves a fit and healthy life. With a brand portfolio including Bowflex®, Nautilus®, Octane Fitness®, Schwinn® and Universal®, Nautilus, Inc. develops innovative products to support healthy living through direct and retail channels, as well as in commercial channels with Octane Fitness® products. Nautilus, Inc. uses the investor relations page of its website (www.nautilusinc.com/investors) to make information available to its investors and the market.

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including: projected or forecasted financial and operating results, including future plans for introduction of new products, anticipated demand for the Company's new and existing products, and projected impact of the new and continuing product launches on the Company’s operating results for the first quarter of 2019 and future periods; statements regarding the Company's prospects, resources or capabilities; current or future financial and economic trends; planned investments, development partnerships and strategic initiatives and the anticipated or targeted results of such initiatives. Factors that could cause Nautilus, Inc.’s actual results to differ materially from these forward-looking statements include: weaker than expected demand for new or existing products; our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs; an inability to pass along or otherwise mitigate the impact of raw material price increases and other cost pressures, including unfavorable currency exchange rates; experiencing delays and/or greater than anticipated costs in connection with launch of new products, entry into new markets, or strategic initiatives; our ability to hire and retain key management personnel; changes in consumer fitness trends; changes in the media consumption habits of our target consumers or the effectiveness of our media advertising; a decline in consumer spending due to unfavorable economic conditions; and softness in the retail marketplace. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances.

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SOURCE: Nautilus, Inc.
Investor Relations Contact:
John Mills, ICR, LLC
Telephone: (646) 277-1254

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our consolidated statements of operations for the three and twelve months ended December 31, 2018 and 2017 (unaudited and in thousands, except per share amounts):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017

Net sales	$115,385	$127,771	$396,753	$406,184
Cost of sales	64,670	65,327	215,013	202,302
Gross profit	50,715	62,444	181,740	203,882

Operating expenses:
Selling and marketing	36,438	36,901	115,920	116,222
General and administrative	7,486	6,005	28,226	27,111
Research and development	4,081	4,332	16,825	15,446
Asset impairment charge	—	8,800	—	8,800
Total operating expenses	48,005	56,038	160,971	167,579

Operating income	2,710	6,406	20,769	36,303
Other income (expense), net	(4)	50	232	(598)
Income from continuing operations before income taxes	2,706	6,456	21,001	35,705
Income tax expense (benefit)	1,246	(2,076)	5,891	8,080
Income from continuing operations	1,460	8,532	15,110	27,625
Loss from discontinued operations, net of income taxes(1)	(98)	(88)	(452)	(1,358)
Net income	$1,362	$8,444	$14,658	$26,267

Basic income per share from continuing operations	$0.05	$0.28	$0.50	$0.90
Basic loss per share from discontinued operations	—	—	(0.02)	(0.04)
Basic net income per share(2)	$0.05	$0.28	$0.49	$0.86

Diluted income per share from continuing operations	$0.05	$0.28	$0.50	$0.89
Diluted loss per share from discontinued operations	—	—	(0.01)	(0.04)
Diluted net income per share(2)	$0.05	$0.27	$0.48	$0.85

Shares used in per share calculations:
Basic	29,708	30,470	30,099	30,671
Diluted	29,926	30,752	30,355	31,010

Select Metrics:
Gross margin	44.0%	48.9%	45.8%	50.2%
Selling and marketing % of net sales	31.6%	28.9%	29.2%	28.6%
General and administrative % of net sales	6.5%	4.7%	7.1%	6.7%
Research and development % of net sales	3.5%	3.4%	4.2%	3.8%
Operating income % of net sales	2.3%	5.0%	5.2%	8.9%

(1) The twelve months ended December 31, 2017 includes a $1.2 million expense related to a lawsuit settlement with Biosig Instruments, Inc.
(2) May not add due to rounding.

SEGMENT INFORMATION

The following tables present certain comparative information by segment for the three and twelve months ended December 31, 2018 and 2017 (unaudited and in thousands):

	Three Months Ended December 31,		Change
	2018	2017	$	%
Net sales:
Direct	$49,945	$71,640	$(21,695)	(30.3)%
Retail	64,424	55,482	8,942	16.1%
Royalty	1,016	649	367	56.5%
	$115,385	$127,771	$(12,386)	(9.7)%

Operating income (loss):
Direct	$(3,802)	$11,759	$(15,561)	(132.3)%
Retail	11,320	7,068	4,252	60.2%
Unallocated corporate	(4,808)	(12,421)	7,613	61.3%
	$2,710	$6,406	$(3,696)	(57.7)%

	Twelve Months Ended December 31,		Change
	2018	2017	$	%
Net sales:
Direct	$184,925	$219,440	$(34,515)	(15.7)%
Retail	208,092	183,875	24,217	13.2%
Royalty	3,736	2,869	867	30.2%
	$396,753	$406,184	$(9,431)	(2.3)%

Operating income (loss):
Direct	$6,865	$34,900	$(28,035)	(80.3)%
Retail	31,516	27,495	4,021	14.6%
Unallocated corporate	(17,612)	(26,092)	8,480	32.5%
	$20,769	$36,303	$(15,534)	(42.8)%

BALANCE SHEET INFORMATION

The following summary contains information from our consolidated balance sheets as of December 31, 2018 and 2017 (unaudited and in thousands):

	As of December 31,
	2018	2017
Assets

Cash and cash equivalents	$38,125	$27,893
Available-for-sale securities	25,392	57,303
Trade receivables, net of allowances of $99 and $119	45,847	42,685
Inventories	68,465	53,354
Prepaids and other current assets	7,980	7,240
Income taxes receivable	5,653	17
Total current assets	191,462	188,492

Property, plant and equipment, net	22,216	15,827
Goodwill	63,452	62,030
Other intangible assets, net	55,240	57,743
Other assets	574	684
Total assets	$332,944	$324,776

Liabilities and Shareholders' Equity

Trade payables	$87,265	$66,899
Accrued liabilities	8,370	10,764
Warranty obligations, current portion	3,213	3,718
Note payable, current portion, net of unamortized debt issuance costs of $7 and $7	15,993	15,993
Total current liabilities	114,841	97,374

Warranty obligations, non-current	2,362	2,399
Income taxes payable, non-current	3,427	2,955
Deferred income tax liabilities, non-current	11,888	8,558
Other long-term liabilities	1,837	2,315
Note payable, non-current, net of unamortized debt issuance costs of $7 and $14	15,993	31,986
Shareholders' equity	182,596	179,189
Total liabilities and shareholders' equity	$332,944	$324,776

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The following table presents a reconciliation of EBITDA from continuing operations for the three and twelve months ended December 31, 2018 and 2017 (unaudited and in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017

Income from continuing operations	$1,460	$8,532	$15,110	$27,625
Interest expense, net	37	142	7	899
Income tax expense (benefit) of continuing operations	1,246	(2,076)	5,891	8,080
Depreciation and amortization	2,296	2,257	8,942	8,643
Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations	$5,039	$8,855	$29,950	$45,247